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Exhibit 3.6

CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION OF
BRAUN'S FASHIONS CORPORATION

    The undersigned, being the Chairman and Chief Executive Officer of Braun's Fashions Corporation, a Delaware corporation (the "Corporation"), certifies that the following resolutions were duly adopted by the affirmative vote of the holders of a majority of the voting power of the shares present and entitled to vote at the July 26, 2000 Annual Meeting of the Shareholders of the Corporation, pursuant to Section 242 of the Delaware Business Corporation Law.

  RESOLVED:

      Article One of the Corporation's Restated Certificate of Incorporation is amended to read as follows:

    "FIRST: The name of this Corporation is Christopher & Banks Corporation."

  RESOLVED
  FURTHER:

      Article Four of the Corporation's Restated Certificate of Incorporation is amended to read as follows:

    "FOURTH: The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is thirty million (30,000,000) shares, of which (a) one million (1,000,000) shares shall be undesignated preferred stock having a par value of $0.01 per share (the "Preferred Stock"), and (b) twenty-nine million (29,000,000) shares shall be common stock with the par value of $0.01 per share (the "Common Stock")." Notwithstanding the foregoing, the Corporation shall not issue nonvoting equity securities, whether in the form of Common Stock or other equity securities."

  RESOLVED
  FURTHER:

      The officers of the Corporation be and they hereby are authorized and directed to do such acts and things as they may deem necessary or desirable to give effect to these amendments and to carry out the intent and purpose of these resolutions.

    IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment this 26th day of July, 2000.

BRAUN'S FASHIONS CORPORATION
/s/ William J. Prange William J. Prange Chairman and Chief Executive Officer
Attest:
/s/ Andrew K. Moller Andrew K. Moller Senior Vice President and Chief Financial Officer

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  Exhibit 3.6
CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION OF BRAUN'S FASHIONS CORPORATION